SUBSCRIPTION AGREEMENT



The Henssler Funds, Inc.
1281 Kennestone Circle
Suite 100
Marietta, Georgia  30066

Gentlemen:

          The undersigned ("Subscriber") hereby subscribes for and agrees to acquire from The Henssler Funds, Inc., a corporation incorporated under the laws of the State of Maryland (the "Corporation"), the number of shares of $.0001 par value Common Stock of the Henssler Equity Fund (the "Shares") of the Corporation shown below in consideration of a cash contribution of $100,000 ($10.00 per share).

          Subscriber hereby represents and warrants to the Corporation that:

          (a) Subscriber hereby acknowledges and agrees that the Shares will be issued in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933 (the "Securities Act"), and that such Shares will or may also be issued in reliance upon the exemptions from registration contained in relevant sections of Georgia Securities Act of 1973, Maryland Securities Act and/or comparable exemptions contained in the securities laws of other jurisdictions to the extent applicable, and that the transfer of such shares may be restricted or limited as a condition to the availability of such exemptions.

          (b) The Shares are being purchased for investment for the account of the undersigned and without the intent of participating directly or indirectly in a distribution of such Shares and the Shares will not be transferred except in a transaction that is in compliance with any and all applicable securities laws.

          (c) Subscriber has been supplied with, or has had access to, all information, including financial statements and other financial information, of the Corporation, to which a reasonable investor would attach significance in making investment decisions, and has had the opportunity to ask questions of, and receive answers from, knowledgeable individuals concerning the Corporation and the Shares.

          (d) Subscriber understands that no registration statement or prospectus with respect to the Corporation or the Shares is yet effective, and Subscriber has made his own inquiry and analysis with respect to the Corporation and the Shares.

          (e) Subscriber personally, or together with his purchaser representative, has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Corporation and the Shares.

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          (f)  Subscriber is financially able to bear the
economic risk of this investment, can afford to hold the Shares for an indefinite period and can afford a complete loss of this investment.

          Dated as of the ______ day of _________, 1998.

                     Shares of
       The Henssler Equity Fund Subscribed        Purchase Amount
       -----------------------------------        ---------------

                       10,000                         $100,000



          ACCEPTED BY:

          THE HENSSLER FUNDS, INC.



          ______________________________   ______________________________
          By:___________________________   Gene W. Henssler
          Title:________________________